HDS INTERNATIONAL CORP. NAME CHANGE AND TICKER CHANGE TO GO EFFECTIVE TOMORROW, JUNE 30, 2016; MANAGEMENT PROVIDES UPDATE

CHICAGO, IL / ACCESSWIRE / June 29, 2016 / HDS International Corp. and CMG Holdings Group, Inc. (OTC PINK: HDSI & OTCQB: CMGO): HDSI is pleased to announce that starting tomorrow our change of name and trading symbol go into effect.  The new name of the company will be officially “Good Gaming, Inc.” and the trading symbol will be “GMER”.  We believe that these two corporate actions more aptly describe our new and exciting business going forward, and management is extremely pleased with these changes after months of work bringing the public vehicle current with its SEC filings.  As part of this process, FINRA performed an extensive review of the Company’s financial information and shareholder/Board resolutions and has told us in writing that these changes will become effective June 30, 2016.

Management would like to take the opportunity to set the record straight as to what took place with the cancelled tournament this past weekend.  While we are aware of certain negative feelings and misconceptions among our investors, we thought we would take this chance to explain.  One of the founders of the company is battling a virulent form of cancer and was scheduled for emergency surgery for Saturday evening.  There were a number of team members that wanted to be at the hospital to support his wife and family.  While all tournaments are important, that tournament was simply a beta for team environments such as Overwatch.  Given we had a response of less than 200 players, they seemed to understand our desire to put it off and thus the decision was made to maximize the outcome for the Company.  The decision was made at the highest level in the organization and had nothing to do with not being able to replace our founder, as he is not involved in running the tournaments directly.  It was a group decision based on solidarity with one of our own.  There was nothing nefarious in management’s decision, but rather it was simply a desire to do what we thought was the right thing to do.  We apologize to any of our shareholders who took this as some type of slight or insult.  We have and will continue to produce quality product and tournaments.  We have a number in the pipeline and they will be launching shortly, and we believe you will be pleased with what we have up our sleeve.  Hang in there as you are about to get an excellent show.  Thanks for all your support.  – GG Management

About HDS International Corp.

Good Gaming, Inc. (HDS International Corporation) is a leading tournament gaming platform and online destination targeting the over 205 million eSports players and participants worldwide that want to compete at the high school or college level.

Forward-Looking Statements

Statements not historical in nature, are intended, and are hereby identified as, "forward-looking statements". Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to future business prospects are subject to risks and uncertainties that could cause actual results to differ materially from projections, estimates or aspirations, due to factors such as those relating to economic, governmental, technological, and any risks and factors identified from time to time in the Company's reports filed with the SEC.

Contact Information

HDS International Corp. (Good Gaming, Inc.)
Vik Grover
CEO
(708) 400-9050
corporate@good-gaming.com

SOURCE: HDS International Corp.